Exhibit 99.1

                                                                                                                            For Immediate Release

Western Goldfields Announces Improved Mine Plan for Mesquite,
Releases Third Quarter Production Results, and Revises Full-Year Production Target

Toronto, October 6, 2008 - Western Goldfields Inc. ("Western Goldfields" or the "Company") (TSX:WGI, NYSE Alternext:WGW) is pleased to announce its improved mine plan and provide an unaudited third quarter production and gold sales update for its Mesquite Mine.

•	Improved mine plan expected to boost production to approximately 700,000 ounces over the four-year period from 2009-2012
•	Gold sales of 47,534 ounces of gold averaged $857 per ounce for the quarter
•	Gold production in the third quarter totaled 42,372 ounces, compared to 28,524 ounces in the second quarter and 9,066 in the first quarter
•	Shifting to new mine plan entails lowering the 2008 full-year target to approximately 117,000 ounces of gold sold, as increased stripping is required to prepare for 2009 - 2012
•	Strong financial position with cash on hand of approximately $44 million, including $7.5 million of restricted cash; Mesquite generating positive operating cash flow

The Company today announces an improved mine plan for its Mesquite Mine in California that it expects to increase production to approximately 700,000 ounces of gold at average costs of sales(1) of $420 per ounce for the four-year period from 2009-2012.  This compares to a previously planned 635,000 ounces at an average $425-$435 cost of sales(1) per ounce during the period.

“Our new mine plan for Mesquite will allow us to increase efficiencies, minimize haul distances and produce more gold ounces over the next four years with a resulting increase in annual cash flow generation,” said Raymond Threlkeld, President and Chief Executive Officer.  “This will result in reduced production in the short-term, as we focus on sequential mining of the pits, but we expect attractive gains beginning in 2009.”

The Company also announced unaudited third quarter results for production and gold sales.  Gold production in the third quarter was 42,372 ounces of gold, up from the second quarter but below the previous estimate.  “During the quarter, we continued to improve operations since our start-up in January,” said Mr. Threlkeld.  “However, we did encounter challenges due to shovel availability.”  Gold sales during the quarter totaled 47,534 ounces.  Gold revenues during the quarter were $857 per ounce.

“I’m excited by the launch our new mining plan,” added Mr. Threlkeld.  “It allows us to maximize the potential of Mesquite, a multi-million-ounce mine, for the benefit of our shareholders.”

Benefits of the Improved Mine Plan

Under the new mine plan, the operation will focus on mining ore from the Rainbow pit starting in 2009.  This compares to the previous plan in which mining moved between the Rainbow and Big Chief pits.  The Company expects to achieve increased efficiency by consolidating equipment in one location, including reduced mining costs due to short haulage distances, no wasted time moving between pits, as well as operator efficiency.  The estimated mine life remains at 14 years and the Company plans to mine its three pits sequentially through the duration of the mine life to continue to maximize these efficiencies.

Over the duration of the new mine plan, from 2009-2012, the operation is expected to benefit from:

•	Higher annual production;
•	Higher annual cash flow generation; and
•
Total production of approximately 700,000 ounces of gold for the four-year period from 2009-2012 at cost of sales(1) of $420 per ounce. The production represents an increase of approximately 65,000 ounces over the four years compared to the previous plan.

Third-Quarter and Year-to-Date Production Results

The Mesquite mine achieved the following:

•	Gold sales for the quarter were 47,534 ounces
•	Production for the quarter was 42,372 ounces of gold, lower than the previous forecast, mainly reflecting a delay in the availability of replacement parts for one shovel in its mining fleet
•	Gold production for the nine months ended September 30, 2008 was 79,962 ounces; gold sales were 80,255 ounces

Outlook

Gold sales for full-year 2008 are expected to total approximately 117,000 ounces of gold at an average cost of sales(1) of $500 per ounce, compared to a previous estimate of 135,000-145,000 ounces at $470-$490 per ounce.  The revised estimate reflects the Company’s focus on preparations for its enhanced mining plan, which include increased stripping operations planned for the fourth quarter at the Rainbow pit.  The Mesquite Mine is expected to sell approximately 37,000 ounces of gold in the fourth quarter.

Beginning in 2009, the Company expects to achieve higher production and cash flow under its new mine plan.  The outlook could be further enhanced as it continues to focus on adding value by pursuing the following opportunities:

1.
Sulfide Resources: Mesquite contains meaningful sulfide resources, and the Company continues to explore cost-effective alternatives to enhance recovery and economically justify the mining of these sulfide ores.

2.
Continuous Improvement: A continuous improvement program throughout the Mesquite operation continues in an effort to further increase productivity.  One of the options considered was conveyor haulage, however, after completing a conveyor haulage study, the Company has determined that the option would not achieve sufficient annual cost efficiencies to warrant the significant upfront capital expenditure.

3.	Fleet Enhancement: The Company is currently negotiating and anticipates deliveries of lower cost tires for its mining fleet in the early part of 2009.
4.	Increased Mining Rate: Mesquite is continuing to negotiate with Imperial County to increase its mining permit above the current 60 million tons per year.

Liquidity and Capital Resources

Western Goldfields is well-positioned to utilize Mesquite's cash flow in combination with the Company’s strong balance sheet as a strategic platform for disciplined growth, through the acquisition of undervalued and overlooked assets in politically stable North America.  Western Goldfields had cash on hand at September 30, 2008 of approximately $44 million, including $7.5 million of restricted cash.

(1)	Cost of sales per ounce is defined as cost of sales as per the Company's financial statements divided by the number of ounces sold.

Western Goldfields Inc.

Western Goldfields Inc. is an independent gold production and exploration company with a focus on precious metal mining opportunities in North America. The Mesquite Mine, currently the Company's sole asset, was brought into production in January 2008, and the Company's focus is now on achieving the anticipated rate of production and completing planned improvements to the property.  The Company has 4.3 million ounces in Measured and Indicated Mineral Resources (inclusive of reserves).  Western Goldfields common shares trade on the Toronto Stock Exchange under the symbol WGI, and on the New York Stock Exchange Alternext under the symbol WGW.

Mr. Wes Hanson, P.Geo., Vice President of Mine Development, Western Goldfields Inc.,  is the qualified person under National Instrument 43-101 who supervised the preparation of the technical information contained in this news release.  Mr. Hanson is an officer of the Company.

For further details, please visit www.westerngoldfields.com, or contact:
Raymond Threlkeld
Chief Executive Officer
(416)-324-6005
rthrelkeld@westerngoldfields.com

Brian Penny
Chief Financial Officer
(416)-324-6002
bpenny@westerngoldfields.com

Hannes Portmann
Director, Corporate Development and Investor Relations
(416)-324-6014
hportmann@westerngoldfields.com

Forward-Looking Information

Certain statements contained in this news release and subsequent oral statements made by and on behalf of the Company may contain forward-looking information within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian securities law.  Such forward-looking statements are identified by words such as "intends", "anticipates", "believes", "expects", "plans" and include, without limitation, statements regarding the Company's plan of business operations, production and cost estimates, receipt of working capital, anticipated revenues, and capital and operating expenditures. These forward-looking statements are based on the best estimates of management at the time such statements are made.  Expected production results and cost of sales (including without limitation, statements made with respect to future production and costs contemplated by our new mine plan) are based in part on current and historical production and cost data factoring certain assumptions with respect to future metal prices, costs and availability of supplies and labour and other parameters.  There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements.  Factors that could cause actual results to differ materially include, among others, variations in metal prices and/or cost of supplies, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labour disputes, as well as those set forth in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the U.S. Securities and Exchange Commission and with SEDAR, under the caption "Risk Factors" as well as other filings made by the Company with securities regulatory authorities.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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